Exhibit 10.3

Second Amendment to Licensing Agreement

This Second Amendment to the Licensing Agreement (“Second Amendment”) is effective on the date the parties have fully signed the Second Amendment (“Effective Date of the Second Amendment”) and memorializes an agreement reached between PharmaCyte Biotech, Inc., formerly Nuvilex, Inc. (“Licensee”), and Austrianova Singapore Pte. Ltd. (“Licensor”) on 30 August 2017 relating to the Licensing Agreement between the Parties dated as of June 25, 2013, as amended by the First Amendment to the Licensing Agreement dated as of 24 June 2016 (collectively, “Licensing Agreement”). Licensee and Licensor are referred to in this Second Amendment individually as a “Party” and collectively as the “Parties.” Defined terms in the Licensing Agreements have the same meaning in this Second Amendment as they do in the Licensing Agreement.

Recitals

A.	The Parties entered into the Licensing Agreement to, among other things, provide Licensee with an exclusive worldwide license to use the Cell-in-a-Box® Trademark and its Associated Technology with genetically modified non-stem cell lines and IPS stem cells specifically designed to produce insulin or other critical components for the treatment of diabetes, to conduct research, to use in clinical trials, to obtain market approval and to market and sell products and treatments utilizing the Cell-in-a-Box® Trademark and its Associated Technology world-wide;

B.	Section 1.11 of the Licensing Agreement defines “Scope of the Agreement” to mean the use of cells encapsulated using the Cell-in-a-Box® Trademark and its Associated Technology that are genetically modified or non-modified non-stem cell lines and IPS stem cells specifically designed to produce insulin for the treatment of diabetes. Further, it shall mean the use of cells encapsulated using the Cell-in-a-Box® Trademark and its Associated Technology that are other defined adult stem cell phenotypes designed to produce insulin for the treatment of diabetes that are mutually agreed to in writing by, and are mutually acceptable to, the Parties. The Parties desire to change the definition of “Scope of the Agreement” in accordance with the amended Section 1.11 below;

C.	Section 3.1.1 of the Licensing Agreement provides that Licensee shall pay to Licensor royalties equal to ten percent (10%) of Gross Sales Value of all Products sold by Licensee. The Parties desire to change the amount of royalties Licensee shall pay to Licensor in accordance with the amended Section 3.1.1 below;

D.	Section 3.1.2 of the Licensing Agreement provides that Licensee shall pay to Licensor royalties equal to twenty percent (20%) of the amount received by Licensee from Sub-Licensees on Sub-Licensees’ Gross Sales Value. The Parties desire to change the amount of royalties Licensee shall pay to Licensor pursuant to Section 3.1.2 in accordance with the amended Section 3.1.2 below;

E.	Section 3.2 of the Licensing Agreement provides Licensee shall pay Licensor certain milestone payments upon the occurrence of certain events (“Milestone Payments”). The Parties desire to delete Section 3.2 in its entirety from the Licensing Agreement;

F.	The Parties desire to add a new Section 3.2 to the Licensing Agreement in accordance with the new Section 3.2 below;

G.	The Parties desire to add a new Section 10.6 to the Licensing Agreement in accordance with the new Section 10.6 below; and

H.	The Parties desire to update the address of their registered office and principal place of business and modify certain references to them in the Licensing Agreement.

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Agreement

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Licensing Agreement is hereby amended as follows:

1.	In the preamble to the Licensing Agreement, the address of the registered office and principal place of business of Licensee shall be amended to read: “Austrianova Singapore Pte. Ltd., a Singapore corporation having its registered office and principal place of business at 3 Biopolis Drive, #05-19 Synapse, Singapore 138623, Reg. No. 200705334K and its Affiliates (“Licensor”), and”

2.	In the preamble to the Licensing Agreement, the name of Licensee shall be amended to its new name and address to read: “PharmaCyte Biotech, Inc., a Nevada corporation having its principal place of business at 23046 Avenida de la Carlota, Suite 600, Laguna Hills, California 92653 USA and its Affiliates (“Licensee”).”

3.	In the preamble to the Licensing Agreement, Section C shall be deleted and the following inserted in its place: ““Licensee and Licensor now desire to enter into this Agreement whereby Licensee is granted an exclusive worldwide license to use the Cell-in-a-Box® Trademark and its Associated Technology with all cells and cell lines of any kind or description now or hereafter identified, including, but not limited to, primary cells, mortal cells, immortal cells and stem cells at all stages of differentiation and from any source specifically designed to produce insulin for the treatment of diabetes, to research, have made by Licensor, use in clinical trials, obtain market approval, market and sell products and treatments utilizing the Cell-in-a-Box® Trademark and its Associated Technology world-wide.”

4.	Section 1.11 of the Licensing Agreement shall be deleted and the following inserted in its place: “Scope of the Agreement:” shall mean the use of cells encapsulated using the Cell-in-a-Box® Trademark and its Associated Technology that are cells and cell lines of any kind or description now or hereinafter identified, including, but not limited to, primary cells, mortal cells, immortal cells and stem cells at all stages of differentiation and from any source specifically designed to produce insulin for the treatment of diabetes.”

5.	Section 3 of the Licensing Agreement shall be deleted and the following inserted in its place: “Royalties and Other Consideration.”

6.	Section 3.1.1 of the Licensing Agreement shall be deleted and the following inserted in its place: “Four percent (4%) of Gross Sales Value of all Products sold by Licensee; and”

7.	Section 3.1.2 of the Licensing Agreement shall be deleted and the following inserted in its place: “Twenty percent (20%) of the amount received by Licensee from Sub-Licensees on Sub-Licensees Gross Sales Value, provided, however, that in the event the sublicensing royalty rate received by Licensee is four percent (4%) or less, Licensor shall receive fifty percent (50%) of the amount of money received by Licensee from Sub-Licensees. For any amount received by Licensee over the sublicensing royalty rate of four percent (4%), Licensor shall receive twenty percent (20%) of that amount.” For the avoidance of doubt the following two examples are given. Example 1: Sub-Licensee has a Gross Sales Value of One Thousand Dollars US (US$1000.00). Licensee receives a four percent (4%) royalty rate from Sub-Licensee equal to Forty Dollars US (US$40.00). In this example, Licensee pays Licensor 50% of this royalty in the amount of Twenty Dollars US (US$20.00). Example 2: Sub-Licensee has a Gross Sales Value of One Thousand Dollars US (US$1000.00). Licensee receives a six percent (6%) royalty rate from Sub-Licensee in the amount of Sixty Dollars US (US$60.00) USD). In this example, Licensee pays Licensor 50% of the amount corresponding to a four percent royalty in the amount of Twenty Dollars US (US$20.00) and twenty percent (20%) of the amount over four percent (4%) (20% of US$20.00 is equal to US$4.00) to give a total royalty to Licensor of Twenty-Four Dollars US (US$24.00).

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8.	Section 3.2 shall be deleted and the following inserted in its place: “Other Consideration. Subject to the terms of this Agreement, Licensee shall pay to Licensor other consideration of:”

9.	Sections 3.2.1, 3.2.2, 3.2.3. and 3.2.4 of the Licensing Agreement shall be deleted and the following Section 3.2.1. inserted in their place: “Except as otherwise provided in Section 3.1.2, Licensor shall receive fifty percent (50%) of any other financial and non-financial consideration Licensee receives from a Sub-Licensee.”

10.	Section 3.3 of the Licensing Agreement shall be deleted and the following inserted in its place: “Quarterly Payments. All payments due pursuant to Section 3.1.1 shall be paid within thirty (30) days of the end of the relevant calendar quarter. All payments due pursuant to Sections 3.1.2 and 3.2.1 shall be paid within forty-five (45) days after the calendar quarter in which the payment is received by Licensee from a Sub-Licensee.”

11.	In Section 3.6 of the Licensing Agreement, reference to “NVLX” shall be replaced with “Licensee” and reference to “ASPL” shall be replaced with “Licensor.”

12.	In Section 4.1 and Section 4.2 of the Licensing Agreement, any reference to “NVLX” or “Nuvilex” shall be replaced with “Licensee.”

13.	A new Section 10.6 shall be added to the Licensing Agreement to read as follows: “Licensor shall not solicit, negotiate or entertain any inquiry regarding the potential acquisition of the Cell-in-a-Box® Trademark and its Associated Technology for a period of one (1) year from August 30, 2017.”

14.	Except as provided in this Second Amendment, all the other provisions of the Licensing Agreement shall remain in full force and effect.

15.	This Second Amendment constitutes the entire, final and complete agreement and understanding between the Parties and replaces and supersedes all prior discussions and agreements between them with respect to the subject matter of this Second Amendment, including the Binding Term Sheet between the Parties and SG Austria Pte. Ltd. dated 30 August 2017. No amendment, modification or waiver of any terms or conditions of this Second Amendment shall be effective unless made in writing and signed by a duly authorized officer of each Party.

16.	This Second Amendment may be executed in counterparts, each of which shall be an original and all of which shall constitute together the same document. The Parties agree that execution of this Second Amendment by exchanging facsimile, PDF, or electronic signatures shall have the same legal force and effect as the exchange of original signatures.

IN WITNESS WHEREOF, each Party has executed this Second Amendment by its duly authorized representative on the date indicated below.

PharmaCyte Biotech, Inc.	Austrianova Singapore Pte. Ltd.

By: /s/ Dr. Kenneth L. Waggoner	By: /s/ Dr. Brian Salmons
Printed Name: Dr. Kenneth L. Waggoner	Printed Name: Dr. Brian Salmons
Title: Chief Executive Officer	Title: Chief Executive Officer
Date: May 14, 2018	Date: May 14, 2018

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